Exhibit 10.6

Description of NationsHealth, Inc. Director Compensation

Director Fees

On May 22, 2006, our Compensation Committee adopted a new compensation package for our Board of Directors, effective July 1, 2006. Under the new compensation package, our independent directors receive compensation for their services as directors in the form of an annual retainer of $25,000, payable in quarterly installments, a fee of $1,500 for each Board meeting attended ($750 for attendance by conference call), and a fee of $1,500 for each committee meeting attended ($750 for attendance by conference call), plus reimbursement for travel expenses. We pay the chairman of the Audit Committee of the Board of Directors an additional $15,000 per year and the chairman of the Compensation Committee an additional $10,000 per year to serve. We pay other Audit Committee Members an additional $7,500 annually and other Compensation Committee Members an additional $5,000 annually to serve. Our directors who are not deemed to be independent and are not employees of NationsHealth receive compensation for their services as directors in the form of an annual retainer of $7,500, payable in quarterly installments, and a fee of $1,000 for each Board meeting attended ($500 for attendance by conference call), plus reimbursement for travel expenses. Our Chairman of the Board of Directors receives an annual salary of $250,000, paid bi-monthly, and is eligible for bonuses. Our Chairman received bonuses of $ 50,000 for 2004 and $80,000, plus common stock valued at $20,000 for 2005. Directors who are also our employees receive no additional compensation for serving as directors.

Deferred Stock Units and Stock Options

Under the new compensation package, deferred stock units are to be granted each November. All non-employee directors are to receive 5,000 deferred stock units annually and any newly elected independent directors are to receive 30,000 stock options. For each deferred stock unit, a director is entitled to receive one share of common stock one year after the date of grant. Each director individually may elect to defer the common stock share payment date until a future date. Upon a change in control of the Company (as defined in IRS regulations) all deferred stock units would be accelerated and paid immediately.

Stock options granted to non-employee directors during 2005 and 2004 are listed in the following table.

	Options Granted in
Director	2005	2004
Elliot F. Hahn, Ph.D. (Independent Director)	6,500	34,500
George F. Raymond (Independent Director)	7,000	33,000
Richard R. Howard (Independent Director)	8,000	33,000
Don K. Rice (Independent Director)	8,500	30,000
Michael D. Tabris	—	5,000
Gary D. Small, D.P.M.	—	5,000
Raymond N. Steinman	—	5,000
Mark H. Rachesky	—	—